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Exhibit 4.3

OPERATING AGREEMENT

OF

ev3 LLC,

A DELAWARE LIMITED LIABILITY COMPANY

THESE MEMBERSHIP UNITS HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER ANY FEDERAL OR STATE SECURITIES LAWS. THESE MEMBERSHIP UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER FEDERAL AND STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

OPERATING AGREEMENT

OF

ev3 LLC

ARTICLE I.
DEFINITIONS
1.1.	Definitions	1
ARTICLE II.
GENERAL PROVISIONS
2.1.	Formation	6
2.2.	Name	6
2.3.	Principal Office	6
2.4.	Registered Office; Registered Agent	6
2.5.	Term	6
2.6.	Purpose and Business of the Company	6
2.7.	Partnership Classification	6
2.8.	Title to Property	6
2.9.	Certificates; Legends	6
ARTICLE III.
CAPITALIZATION; OPTION UNIT PLAN
3.1.	Capitalization	8
3.2.	Unit Option Plan	8
ARTICLE IV.
CAPITAL CONTRIBUTIONS; MEMBERSHIP PERCENTAGES; LOANS
4.1.	Contributions Generally	9
4.2.	Admission of New Members	9
4.3.	Additional Contributions	9
4.4.	Procedures for Admitting Additional Members	9
4.5.	Loans by Members	9
ARTICLE V.
CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS
5.1.	Capital Accounts	9
5.2.	Allocations of Net Profit and Net Loss	10
5.3.	Distributions Generally	11
ARTICLE VI.
MEMBERS
6.1.	Limited Liability	12
6.2.	Admission of Additional Members	12
6.3.	Confidentiality	12
6.4.	Other Business Ventures	13

ARTICLE VII.
MANAGEMENT AND CONTROL OF THE COMPANY
7.1.	Management by the Board	13
7.2.	Voting	14
7.3.	Officers	16
7.4.	Conversion to Corporate Form; Public Offering	17
7.5.	Members To Have No Managerial Authority; Certain Consents	17
7.6.	Meetings; Approvals	17
7.7.	Liability and Indemnification of the Board	18
7.8.	Special Tax Covenants	19
ARTICLE VIII.
BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS
8.1.	Keeping of Books	20
8.2.	Books and Records	20
8.3.	Inspection of Records	20
8.4.	Tax Returns and Elections	20
8.5.	Tax Matters Partner	20
8.6.	Withholding and Tax Advances	21
8.7.	Bank and Brokerage Accounts	21
8.8.	Accountants	21
ARTICLE IX.
TRANSFERS OF MEMBERSHIP UNITS; ALLOCATIONS
9.1.	Restrictions on Transfers of Membership Units	21
9.2.	Allocations between Transferor and Transferee	22
ARTICLE X.
DISSOLUTION
10.1.	Dissolution	23
10.2.	Distributions Upon Liquidation	23
10.3.	Return of Contribution; Nonrecourse to Other Members	23
ARTICLE XI.
COVENANTS
11.1.	Conduct of Business and Maintenance of Existence	23
11.2.	Compliance with Laws	23
11.3.	Insurance	23
ARTICLE XII.
REPRESENTATIONS AND WARRANTIES
12.1.	Representations and Warranties of the Members	24

2

ARTICLE XIII.
MISCELLANEOUS PROVISIONS
13.1.	Appointment of an Attorney-in-Fact	24
13.2.	Corporate Opportunities	25
13.3.	Counterparts	26
13.4.	Successors and Assigns	26
13.5.	Notices	26
13.6.	No Third Party Beneficiaries	26
13.7.	Amendments	26
13.8.	Severability	26
13.9.	Complete Agreement	27
13.10.	Governing Law	27
13.11.	Attorneys' Fees	27
13.12.	Cross-References	27
13.13.	Cumulative Remedies	27
13.14.	No Waiver	27
13.15.	Group Ownership of Membership Units	27
13.16.	Costs and Expenses of Members	27
13.17.	No Partnership Intended for Non-Tax Purposes	27
13.18.	Reproduction of Documents	27
13.19.	Accounting Principles	28
SCHEDULE A	MEMBERSHIP UNITS, CAPITAL CONTRIBUTION AND INITIAL CAPITAL ACCOUNT FOR THE PREFERRED MEMBERS
SCHEDULE B	MEMBERSHIP UNITS, CAPITAL CONTRIBUTION AND INITIAL CAPITAL ACCOUNT FOR THE COMMON MEMBERS
SCHEDULE C	RIGHTS, POWERS AND PREFERENCES OF THE COMMON MEMBERSHIP UNITS AND THE PREFERRED MEMBERSHIP UNITS
EXHIBIT A	FORM OF JOINDER AGREEMENT
EXHIBIT B	FORM OF REGISTRATION RIGHTS AGREEMENT

3

OPERATING AGREEMENT
OF
ev3 LLC

        This Operating Agreement (this "Agreement") of ev3 LLC, a Delaware limited liability company (the "Company"), is made and entered into as of August 29, 2003, by and among the Company and the persons executing this Agreement on the signature page hereof (hereinafter collectively, together with such other persons who may hereafter become members as provided herein, referred to as the "Members" or individually as a "Member").

R E C I T A L S

        WHEREAS, the Members desire to form a limited liability company, pursuant to the provisions of the Act (as defined below);

        WHEREAS, on July 17, 2003, a Certificate of Formation for the Company (as the same may be amended or restated from time to time, the "Certificate") was filed with the Secretary of State of the State of Delaware; and

        WHEREAS, the Members desire to set forth, among other things, how the business and affairs of the Company shall be managed.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

DEFINITIONS

        1.1.    Definitions.    The following terms used in this Agreement shall have the meanings set forth below:

        "Act" means the Delaware Limited Liability Company Act, tit. 6, Section 18-101, et seq., as it may be amended from time to time.

        "Affiliate" means any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity.

        "Agreement" has the meaning set forth in the preamble hereto, as the same may be amended or supplemented from time to time.

        "Associate" has the meaning set forth in Section 13.2(b) hereto.

        "Attorney-in-Fact" has the meaning set forth in Section 13.1 hereto.

        "Board" means the Persons designated or elected from time to time as managers of the Company, acting in their capacity as the Board.

        "Book Value" means, except as set forth below, the adjusted basis of any Company property for federal income tax purposes.

              (i)  Initial Book Value. The initial book value of any property contributed by a Member to the Company shall be the gross Fair Market Value of such property at the time of such contribution.

             (ii)  Adjustments. The Book Value of all of the Company's property may be adjusted by the Company to equal their respective gross Fair Market Values, as determined by the Board, as of the following times: (a) immediately before the admission of a new Member to the Company or the acquisition by an existing Member of an additional interest in the Company from the Company; (b) immediately before the distribution by the Company of money or property to a retiring or continuing Member in consideration for the retirement of all or a portion of such Member's Membership Units in the Company; (c) immediately before the dissolution of the Company under Article X of this Agreement; and (d) such other times as determined by the Board in its sole discretion.

            (iii)  Depreciation and Amortization. The Book Value of Company property shall be adjusted for the depreciation and amortization of such property taken into account in computing Net Profit and Net Loss and for Company expenditures and transactions that increase or decrease the property's federal income tax basis.

        "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are permitted or obligated by law to be closed.

        "Capital Account" means an account maintained for each Member as provided in Article V.

        "Capital Contribution" means, as to any Member, the amount of cash or the Book Value of any property contributed by the Member to the Company as the Board shall accept in its sole discretion.

        "Certificate" has the meaning set forth in the recitals hereto.

        "Class A Preferred Member" means any Person who has purchased or been granted Class A Preferred Membership Units and is listed as a Class A Preferred Member on Schedule A hereto, as such schedule may be amended from time to time, and any additional or substitute Class A Preferred Member admitted to the Company in accordance with the terms of this Agreement.

        "Class A Preferred Membership Units" means, for each Member, the number of Class A Preferred Membership Units set forth on Schedule A opposite such Member's name, as such schedule may be amended from time to time, and having the rights, powers, preferences and relative participating, optional or other special rights set forth on Schedule C hereto, as such schedule may be amended from time to time.

        "Class B Preferred Member" means any Person who has purchased or been granted Class B Preferred Membership Units and is listed as a Class B Preferred Member on Schedule A hereto, as such schedule may be amended from time to time, and any additional or substitute Class B Preferred Member admitted to the Company in accordance with the terms of this Agreement.

        "Class B Preferred Membership Units" means, for each Member, the number of Class B Preferred Membership Units set forth on Schedule A opposite such Member's name, as such schedule may be amended from time to time, and having the rights, powers, preferences and relative participating, optional or other special rights set forth on Schedule C hereto, as such schedule may be amended from time to time.

        "Code" means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law), and, to the extent applicable, the Regulations.

        "Common Member" means any of those Members who have purchased or been granted Common Membership Units in the Company and who are listed as a Common Member on Schedule B hereto, as such schedule may be amended from time to time, and any additional or substitute Common Member admitted to the Company in accordance with the terms of this Agreement.

        "Common Membership Units" means, for each Common Member, the number of Common Membership Units set forth on Schedule B opposite such Member's name, as such schedule may be amended from time to time, and having the rights and powers set forth on Schedule C hereto, as such schedule may be amended from time to time.

        "Company" has the meaning set forth in the preamble hereto.

        "Corporate Opportunity" has the meaning set forth in Section 13.2(i) hereto.

        "Equity Securities" means (a) any Membership Units of the Company or rights to acquire Membership Units, or securities convertible into Membership Units (including securities convertible into rights to acquire Membership Units) or, if the Company shall have converted to a corporation pursuant to the terms of this Agreement, any shares of capital stock of the Company, warrants, options or other rights to acquire capital stock and securities convertible into capital stock (including securities convertible into rights to acquire capital stock) and (b) with respect to any of the Company's Subsidiaries, any shares of capital stock, warrants, options or other rights to acquire shares of capital stock, and securities convertible into capital stock (including securities convertible into rights to acquire capital stock), of such Subsidiary.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations promulgated thereunder.

        "ev3" means ev3 Inc., a Delaware corporation.

        "Fair Market Value" means, as of the relevant date of determination, (i) in the case of securities, if the subject securities are listed or admitted on any national securities exchange or included for trading on any national securities market, the average closing price of such securities for the prior thirty (30) trading days, and (ii) in the case of assets or securities not listed or admitted for trading on a national securities exchange or included for trading on a national 3 securities market, the amount which an independent, third party, fully financed buyer would be willing to pay in cash for such assets or securities as of such date (determined in good faith by the Board).

        "Fiscal Year" means the period beginning on January 1st of each calendar year and ending on December 31st of such calendar year, or such other period as the Board may determine from time to time.

        "Follow-Up Notice" has the meaning set forth in Section 13.5 hereto.

        "GAAP" shall mean United States generally accepted accounting principles.

        "Holders Agreement" means the Holders Agreement, dated as of August 29, 2003, by and among the Company and certain Persons party thereto, as the same may be amended from time to time.

        "Institutional Investors" means, collectively, the Warburg Investors and the Vertical Investors.

        "IPO Entity" has the meaning in Section 7.4(a) herein.

        "Joinder Agreement" has the meaning in Section 3.2 herein.

        "Member" means each of those Members listed on Schedule A and Schedule B, as such schedules may be amended from time to time, and any additional or substitute Member admitted to the Company in accordance with the terms of this Agreement.

        "Membership Units" means Preferred Membership Units and Common Membership Units and such other membership units as the Board may authorize the issuance of from time to time in accordance with the terms of this Agreement.

        "MI LLC" means Micro Investment, LLC, a Delaware limited liability company.

        "MTI Common Stock" has the meaning set forth in Section 7.2(t) herein.

        "Net Profit" or "Net Loss," as the case may be, means the income and loss of the Company as determined in accordance with the accounting methods followed by the Company for federal income tax purposes but including income exempt from tax and described in § 705(a)(l)(B) of the Code, treating as deductions items of expenditure described in, or under Regulations deemed described in, § 705(a)(2)(B) of the Code and treating as an item of gain (or loss) both any increase (decrease) in the Book Value of the Company's property and the excess (deficit), if any, of the fair market value of distributed property over (under) its Book Value. Depreciation, depletion, amortization, income and gain (or loss) with respect to the Company's property shall be computed with reference to its Book Value rather than to its adjusted basis.

        "Non-Managing Member" means any Member other than any Member who serves on the Board.

        "Officers" has the meaning set forth in Section 7.3 herein.

        "Option Agreement" means the Option, Contribution and Exchange Agreement, dated as of August 29, 2003, by and among the Company, ev3, the Warburg Investors and the Vertical Investors, as the same may be amended from time to time.

        "Option Plan" has the meaning set forth in Section 3.2 herein.

        "Option Units" has the meaning set forth in Section 3.2 herein.

        "Original Operating Agreement" has the meaning set forth in the recitals hereto.

        "Partially Adjusted Capital Account" shall mean, with respect to any Member and any period, the Capital Account of such Member as of the beginning of such period, adjusted for all Capital Contributions and distributions during such period but before giving effect to any allocations of Net Profit or Net Loss for such period pursuant to Section 5.2 hereof.

        "Permitted Transferees" means, (i) in the case of any Institutional Investor, any Affiliate of such Institutional Investor and, (ii) in the case of other Members (excluding the Institutional Investors) listed on Schedule A and Schedule B, hereto, members of such Member's family, heirs, executors or legal representatives or trusts for the benefit of such Member's family; provided in each instance that such Transferee agrees to execute and deliver a Joinder Agreement. A Permitted Transferee who immediately prior to owning such Membership Units was not a party to this Agreement, shall thereafter be added to Schedule A and Schedule B, as applicable, and shall be deemed a Member for purposes of this Agreement. In addition to the foregoing, "Permitted Transferees" of the Institutional Investors shall include any entity controlled (x) by either the Warburg Investors or Vertical Investors or (y) in the aggregate, by both the Warburg Investors and the Vertical Investors.

        "Person" means an individual, corporation, partnership (whether general or limited), joint-stock company corporation, limited liability company, trust, estate, association, custodian, nominee or unincorporated organization, and a government or agency or subdivision thereof.

        "Preferred Director" has the meaning set forth on Schedule C hereto.

        "Preferred Member" means any Person who has purchased or been granted Preferred Membership Units and is listed as a Preferred Member on Schedule A hereto, including the Class A Preferred Members and the Class B Preferred Members, as such schedule may be amended from time to time, and any additional or substitute Preferred Member admitted to the Company in accordance with the terms of this Agreement.

        "Preferred Membership Units" means, for each Member, the number of Class A Preferred Membership Units set forth on Schedule A opposite such Member's name, and the number of Class B Preferred Membership Units set forth on Schedule A opposite such Member's name, as such schedule may be amended from time to time, and having the rights, powers, preferences and relative participating, optional or other special rights set forth on Schedule C hereto, as such schedule may be amended from time to time and such other preferred membership units as the Board may authorize the issuance of from time to time in accordance with the terms of this Agreement, including, without limitation, the Class B-2 Preferred Membership Units contemplated by the Option Agreement.

        "Principal Member" has the meaning set forth in Section 13.2(iii) hereto.

        "Qualified Public Offering" means an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of the securities of the Company or of shares of common stock of any corporate successor for the account of the Company or any of its Subsidiaries to the public generally at a price to the public which places upon the Company a value (calculated by multiplying the number of shares of common stock outstanding on a fully diluted basis immediately prior to such offering by the per share initial public offering price, as set forth on the cover of the prospectus for such offering) of at least $100 million and in which the net proceeds to the Company are not less than $40 million and as a result of which the shares of common stock are designated for trading on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

        "Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        "Renounced Opportunity" has the meaning set forth in Section 13.2(ii) hereto.

        "Restricted Period" shall have the meaning set forth in Section 6.3(a) herein.

        "Securities Act" means the Securities Act of 1933, as amended (or any successor act), and the rules and regulations promulgated thereunder.

        "Subsidiary" or "Subsidiaries" means any limited liability companies, partnerships, corporations or other legal entities in which the Company holds a controlling interest or has the right to direct the management of such entity.

        "Target Capital Account" shall mean, with respect to any Member and any period, the amount (which may be either a positive or a deficit balance) that such Member would receive as a distribution or would be required to contribute to the Company if (i) all assets of the Company as of the end of such period were sold for cash equal to the amount for which such assets are carried on the books of the Company, (ii) all Company liabilities were satisfied to the extent required by their terms (other than liabilities the discharge of which would give rise to a deduction for U.S. federal income tax purposes) and (iii) the net proceeds were distributed pursuant to Section 5.3, all of the foregoing computed after all actual distributions or Capital Contributions have been made for such period.

        "Tax Advances" has the meaning set forth in Section 8.6(a) herein.

        "Transaction Documents" means this Agreement, the Holders Agreement and any other agreements entered into in connection with any of the foregoing.

        "Transfer" means a voluntary or involuntary sale, exchange, transfer, assignment, pledge, hypothecation, encumbrance or other disposition.

        "Transferee" means the recipient of a Transfer of a Membership Unit.

        "UBTI" has the meaning set forth in Section 7.8 herein.

        "Transferor" means the Person making a Transfer of a Membership Unit.

        "Vertical Investors" means, collectively, Vertical Fund I, L.P., a Delaware limited partnership, and Vertical Fund II, L.P., a Delaware limited partnership, Vertical Fund Associates, L.P., a Delaware limited partnership, and Vertical Life Sciences L.P., a Delaware limited partnership.

        "Warburg Investors" means, collectively, Warburg, Pincus Equity Partners; Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands Commanditaire Vennootschap; Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands Commanditaire Vennootschap; and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands Commanditaire Vennootschap.

        "Warburg Pincus Equity Partners" means Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership.

ARTICLE II.

GENERAL PROVISIONS

        2.1.    Formation.    Pursuant to the Act, certain of the Members formed a limited liability company under the laws of the State of Delaware by filing the Certificate with the Secretary of State of the State of Delaware and by entering into this Agreement. The Board shall take, and is authorized to take, all necessary action to maintain the Company in good standing as a limited liability company under the Act, including, without limitation, the filing of any certificates of correction or amendment and such other applications and certificates as may be necessary to protect the limited liability of the Members and to cause the Company to comply with the applicable laws of any jurisdiction in which the Company owns property or transacts business.

        2.2.    Name.    The name of the Company will be "ev3 LLC" or such other name as the Board may from time to time determine. The Board is authorized to cause any such names to be registered or filed with such governmental offices as is necessary or in the best interests of the Company.

        2.3.    Principal Office.    The Company's principal office will be located at such place(s) as the Board may determine from time to time.

        2.4.    Registered Office; Registered Agent.    The address of the Company's registered office in the State of Delaware and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate, as determined from time to time by the Board.

        2.5.    Term.    The term of the Company began on the date the Certificate was filed with the Secretary of State of the State of Delaware, and will continue indefinitely, unless terminated earlier as provided in this Agreement or as required by law.

        2.6.    Purpose and Business of the Company.    The business purpose of the Company shall be to engage in any business activities permitted under the Act and to do all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes.

        2.7.    Partnership Classification.    It is the intention of the parties hereto that the Company be treated as a partnership for federal, state and local income tax purposes. The Company shall not elect to be treated as a corporation under § 301.7701-3(c) of the Code (or any corresponding applicable provisions of state or local law) unless such election is approved by the Board. The Members hereby agree that the provisions of this Agreement shall be applied and construed in a manner to give full effect to such intent.

        2.8.    Title to Property.    Except as may otherwise be determined by the Board, all of the Company's right, title and interest in tangible property, intangible property, real property, personal property and other assets acquired by the Company shall be held in the name of the Company and not in the name of any Member.

        2.9.    Certificates; Legends.    Membership Units in the Company may be evidenced by certificates in a form approved by the Board. Any certificates evidencing the Membership Units shall bear the following legends reflecting the restrictions on the Transfer of such Membership Units contained in this Agreement and the Holders Agreement:

    "The securities evidenced hereby are subject to the terms of that certain Operating Agreement, dated as of August 29, 2003, by and among the Company and certain members identified therein, including certain restrictions on transfer. A copy of the Operating Agreement has been filed with the Secretary of the Company and is available upon request."

    "The securities evidenced hereby are subject to the terms of that certain Holders Agreement, dated as of August 29, 2003, by and among the Company and certain members identified therein, including certain restrictions on transfer. A copy of the Holders Agreement has been filed with the Secretary of the Company and is available upon request."

The Members acknowledge that stop transfer orders shall be entered with the Company's transfer agent and registrar, if any, against the Transfer of legended Membership Units. In addition to the foregoing legends, the certificates representing the Membership Units shall be subject to such other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state laws, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

ARTICLE III.

CAPITALIZATION; OPTION UNIT PLAN

        3.1.    Capitalization.    The Board may authorize and issue Membership Units from time to time. The rights, powers, preferences and relative participating, optional or other special rights of the Common Membership Units and Preferred Membership Units are as set forth on Schedule C hereto, as such schedule may be amended from time to time, which rights, powers and preferences are in addition to any rights, powers and preferences set forth in the Agreement. In the event the Board authorizes additional Membership Units other than the Common Membership Units or the Class A Preferred Membership Units or Class B Preferred Membership Units, the rights, powers, preferences and relative participating, optional or other special rights of such Membership Units shall be set forth in a separate schedule to this Agreement or incorporated into the terms of the Preferred Membership Units set forth on Schedule C hereto, and this Agreement shall be amended by the Board on behalf of all Members to give effect to such new Membership Units. The Members acknowledge that the Company may from time to time issue Membership Units pursuant to the Option Agreement. In the event the Company issues Membership Units pursuant to the Option Agreement, the rights, powers, preferences and relative participating, optional or other special rights of such Membership Units shall be set forth in a separate schedule to this Agreement or incorporated into the terms of the Preferred Membership Units set forth on Schedule C hereto.

        3.2.    Unit Option Plan.    The Members acknowledge that, in connection with the execution of this Agreement, the Board will adopt an option, Membership Unit purchase or similar plan or arrangement for the benefit of employees, consultants or members of the Board of the Company or its Subsidiaries (the "Option Plan"). The Option Plan will provide for not less than 12,549,655 Common Membership Units to be available for issuance, subject to increase from time to time by action of the Board. In connection with, and subject to the terms of, the Option Plan, the Board is empowered to cause the Company to sell or grant from time to time to Members or any other Persons, including, without limitation, employees and members of the Board, Common Membership Units in the Company in such amounts, with such terms and conditions and in such manner (including, without limitation, restricted Common Membership Unit grants or other option or incentive programs) (collectively, the "Option Units") as permitted by the Option Plan in exchange for cash, services performed or to be performed for or on behalf of the Company, or any of its Affiliates, in-kind contributions of property to the Company or such other consideration as may be deemed advisable by the Board from time to time, and to admit the holders thereof as additional Members, all upon such terms and subject to such conditions as may be determined by the Board from time to time and as permitted by the Option Plan. On or prior to the admission of any additional Member hereunder, the additional Member shall, as a condition to the issuance of Option Units to such Member, execute and deliver to the Company a Joinder Agreement to this Agreement, substantially in the form of Exhibit A hereto (the "Joinder Agreement"). Upon such execution and delivery, Schedule B hereto shall be deemed to be amended to include the name of such additional Member without the need for a formal amendment of this Agreement and such individual shall be deemed to be a Member for purposes of this Agreement.

ARTICLE IV.

CAPITAL CONTRIBUTIONS; MEMBERSHIP PERCENTAGES; LOANS

        4.1.    Contributions Generally.    As of the date hereof, each Member shall have contributed or be deemed to have contributed to capital of the Company the property or amount set forth opposite such Member's name on the attached Schedule A or Schedule B, as applicable. Each Member's number of Preferred Membership Units or Common Membership Units, or any combination of the foregoing, is set forth opposite such Member's name on Schedule A or Schedule B, as applicable, which shall be amended from time to time upon admission of new Members or the acceptance of additional Capital Contributions as set forth herein or the issuance of new Membership Units by the Company. Each Member acknowledges that, for purposes of establishing the initial Capital Account balances of the Members, the total amount of cash and agreed Fair Market Value of any property contributed by each Member (net of any liabilities assumed by the Company and any liabilities to which such property is subject) is as set forth on Schedule A or Schedule B, as applicable, to such Member, under the heading "Capital Contribution."

        4.2.    Admission of New Members.

          (a)    Admission of Common Members.    Additional Persons, including Persons who are officers or employees of, or consultants to, the Company and/or any of its Affiliates, or have otherwise provided valuable services or opportunities to the Company or its Affiliates, including, without limitation, introducing investors to the Company, may be admitted to the Company as Members from time to time as determined by the Board in its sole discretion.

          (b)    Ownership of Membership Units.    In the event a Member ceases to own beneficially Membership Units, such Member shall no longer be deemed a Member for any purpose hereunder; provided, however, such Member shall continue to be bound by provisions that survive pursuant to this Agreement, including, without limitation, Section 6.3 herein. No less frequently than as of the beginning of each Fiscal Year, the Company will prepare a new Schedule A and Schedule B setting forth each Member's Membership Units for such Fiscal Year.

        4.3.    Additional Contributions.    No Member will be required to make any contribution to the Company's capital in addition to the amounts contributed or deemed contributed pursuant to Section 4.1 above. Subject to the foregoing, the Board may determine from time to time that additional capital is necessary or appropriate to enable the Company to conduct its activities and seek (but not require) additional Capital Contributions from Members and others, on such terms as the Board may propose in its sole discretion.

        4.4.    Procedures for Admitting Additional Members.    Without limiting the terms contained elsewhere in this Agreement, including, without limitation, Section 3.2, Section 6.2 and Article IX, as a condition to becoming a Member of the Company, all additional Members shall execute and deliver to the Company such instruments, in form and substance satisfactory to the Board as it may deem necessary or desirable to effectuate such admission, as the Board may require, evidencing such Member's intent to be bound by all of the terms, covenants and conditions of this Agreement. The initial Capital Contribution of any additional Member shall be paid in cash or cash equivalents at the time of such Member's admission into the Company, or in consideration otherwise acceptable to the Board in its sole discretion. Schedule A and Schedule B will be amended, as necessary, to reflect each additional Member admitted to the Company.

        4.5.    Loans by Members.    No Member will be required to make loans to the Company by virtue of being a Member in the Company.

ARTICLE V.

CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS

        5.1.    Capital Accounts.

          (a)    General.    The Board shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at the Company's principal place of business showing the names, addresses and number of Membership Units of each of the Members, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company's business and affairs, including a Capital Account for each Member. The Capital Accounts shall be maintained for each Member in accordance with Regulations §§ 1.704-1(b) and 1.704-2.

          (b)    Initial Capital Accounts.    As of the date of this Agreement, Schedule A and Schedule B set forth the initial Capital Account balance of each Member with respect to each class of Membership Unit held by such Member.

          (c)    Adjustments to Capital Accounts.    The Capital Account with respect to the relevant Membership Units shall be increased by:

              (i)  the amount of any money contributed by the Member to the Company;

             (ii)  the fair market value of any property contributed by the Member to the Company;

            (iii)  the amount of Net Profit allocated to the Member; and

            (iv)  the amount of any Company liabilities assumed by such Member (or taken subject to) if property is distributed to the Member by the Company;

    and shall be decreased by:

             (v)  the amount of any money distributed to the Member by the Company;

            (vi)  the fair market value of any property distributed to the Member by the Company;

           (vii)  the amount of Net Loss allocated to the Member; and

          (viii)  the amount of any Member liabilities assumed by the Company (or taken subject to) if property is contributed to the Company by the Member.

          (d)    Regulations § 1.704-1(b)(2)(iv).    The Capital Accounts shall be adjusted by all other adjustments required by Regulations § l.704-l(b)(2)(iv). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations under § 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Regulations.

          (e)    Transfers.    If any Membership Units (or portions thereof) in the Company are transferred in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Units (or portions thereof).

        5.2.    Allocations of Net Profit and Net Loss.

          (a)   Subject to Section 5.2(b), Net Profit and Net Loss shall be allocated among the Members so as to reduce, proportionately, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts as of the end of such period, provided that no portion of Net Profit or Net Loss for any period shall be allocated to a Member, in the case of a Net Profit, whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account or, in the case of a Net Loss, whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such period.

          (b)   If (i) the Company has a Net Profit for any period and, notwithstanding the application of Section 5.2(a), the balance of any Member's Partially Adjusted Capital Account is greater than the balance of its Target Capital Account, then the Member with such excess balance shall be specially allocated items of Company expense or loss for such period (to the extent available) equal to the difference between its Partially Adjusted Capital Account and its Target Capital Account; (ii) the Company has a Net Loss for any Period and, notwithstanding the application of

  Section 5.2(a), the balance of any Member's Partially Adjusted Capital Account is less than the balance of its Target Capital Account, then the Member with such deficient balance shall be specially allocated items of Company income or gain for such period (to the extent available) equal to the difference between its Partially Adjusted Capital Account and its Target Capital Account; and (iii) the Company has neither a Net Profit nor a Net Loss for any period and, notwithstanding the application of Section 5.2(a), the balance of any Member's Partially Adjusted Capital Account differs from the balance of its Target Capital Account, then the Member with an excess or deficient balance, as the case may be, shall be specially allocated items of Company expense or loss or income or gain, as the case may be, for such period (to the extent available) equal to the difference between its Partially Adjusted Capital Account and its Target Capital Account. Solely for purposes of this Section 5.2(b), Net Profit and Net Loss shall be determined by giving effect to any items of gain, income, deduction or loss specially allocated pursuant to this Section 5.2(b).

          (c)    Change in Member's Membership Units.    If there is a change in any Member's share of the Company's Net Profit, Net Loss or other items during any year, allocations among the Members shall be made in accordance with their interests in the Company from time to time during such year in accordance with § 706 of the Code, using the closing-of-the-books method.

          (d)    Tax Allocations.    Except as otherwise provided herein, the income, gains, losses, credits and deductions recognized by the Company shall be allocated among the Members, for United States federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Members' Capital Accounts.

        5.3.    Distributions Generally.

          (a)    In General.    Except as provided in Section 10.2 (distributions upon liquidation) and this Section 5.3, the Company will make no distributions other than distributions described on Schedule C with respect to the Preferred Membership Units. Any cash (net of reasonable reserves) not otherwise distributable to the Preferred Members pursuant to Schedule C shall be distributed at the discretion of the Board to the Common Members in proportion to their relative Common Membership Units.

          (b)    Tax Distributions.    Notwithstanding the provisions of Section 5.3(a) above, if the Company has net taxable income for federal income tax purposes for any taxable year, then the Company shall first distribute at least an amount of any available cash (net of reasonable reserves) to each Member which, when combined with all other distributions to such Member in the current and all preceding taxable years, equals the product of the highest combined federal, state and local marginal income tax rate applicable to any Member and the excess, if any, of (i) the aggregate net taxable income allocated to such Member in the current and all preceding taxable years over (ii) the aggregate net taxable loss allocated to such Member in all preceding taxable years. Any amounts distributed to a Member pursuant to this Section 5.3(b) shall reduce on a dollar for dollar basis until fully recovered any distribution to which a Member is otherwise entitled under Section 5.3(a) above.

          (c)    Distributions in Kind.    If any assets of the Company are distributed in kind, such assets will be distributed in accordance with this Section 5.3 and on the basis of the Fair Market Value thereof at the effective time of the distribution, as reasonably determined by the Board; provided that if all or any portion of any payment is made in property consisting of securities, the Board will give instructions to Transfer such securities to the transfer agent for such securities on or before the due date of such payment, and such securities will be valued at Fair Market Value as of the date on which the Board issues such instructions.

ARTICLE VI.

MEMBERS

        6.1.    Limited Liability.    Except as may be required under the Act, no Member will be personally liable to any third party for any debt, obligation or other liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.    The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.

        6.2.    Admission of Additional Members.    Additional Members may be admitted only according to the provisions of this Agreement, including, without limitation, Article III and Article IX.

        6.3.    Confidentiality.

          (a)    Nondisclosure or Use of Confidential Information.    Except as may be required by law (including, without limitation, the Securities Act, the Exchange Act and applicable rules and regulations of the Securities and Exchange Commission) and as permitted by Section 6.3(b) below, each Member shall, at all times during the period in which it is a Member and after the complete termination of its interest in the Company as a Member for any reason (including the dissolution and termination of the Company) (such period is hereinafter referred to as the "Restricted Period"), treat as confidential, in the same manner and with the same degree of care as such Member treats its own confidential information, any information not in the public domain or generally known in the industry, in any form, acquired by the Member in its capacity as a Member, relating to the Company, its Subsidiaries or their respective businesses, including, but not limited to, information regarding customers, vendors, suppliers, trade secrets, technical information, contracts, systems, procedures, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's operations or services), business plans and financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer lists, which is or was used in the business of the Company and/or its Subsidiaries. Each Member agrees and acknowledges that all of such confidential information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company.

          (b)    Tax Disclosure.    Notwithstanding any statement to the contrary in this Agreement, or any other document furnished to the Members concerning the Company, the Company, its Affiliates and its advisors authorize each Member and each Member's employees, representatives or other agents, to disclose to any and all Persons without limitation of any kind the tax treatment and tax structure of the Company and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure that are provided to each Member, except for any information identifying the Company, its Affiliates or other Members. For purposes hereof, the terms "tax treatment" and "tax structure" shall have the meaning provided by Treasury Regulation Section 1.6011-4.

          (c)    Injunctive Relief.    Without intending to limit the remedies available to the Company, each Member acknowledges that a breach of any of the covenants contained in Section 6.3(a) hereof may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 6.3(a) hereof, restraining the Member from engaging in activities prohibited by Section 6.3(a) hereof or such other relief as may be required specifically to enforce any of the covenants in Section 6.3(a) hereof.

        6.4.    Other Business Ventures.    Any member of the Board (other than Officers (as defined herein) who are also members of the Board) may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company, the Members nor any member of the Board shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. Unless otherwise agreed to, no member of the Board (other than Officers (as defined herein) who are also members of the Board) shall be required to devote all of such Board member's time or business efforts to the affairs of the Company, but shall devote so much of such Board member's time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

ARTICLE VII.

MANAGEMENT AND CONTROL OF THE COMPANY

        7.1.    Management by the Board.

          (a)    Powers of the Board.    The management of the Company shall be vested in the Board. The Board shall be comprised in accordance with the terms of the Preferred Membership Units (as set forth on Schedule C hereto) and, so long as it remains in effect, with Section 2 of the Holders Agreement. Except as otherwise provided in this Agreement, the Board shall have all authority, rights and powers in the management of the Company's business to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for effectuating the purposes of this Agreement. Any action taken by the Board on behalf of the Company in accordance with the provisions of this Agreement, including this Article VII, shall constitute the act of and shall serve to bind the Company.

          (b)    Calling Meetings.    Any of (i) the Preferred Directors, (ii) the Chairman of the Board or (iii) a majority of the Board shall have the authority in their sole discretion to call meetings of the Board.

          (c)    Quorum; Voting Requirement; Adjournment.    A majority of the Board at any time in office shall constitute a quorum. At any meeting at which a quorum is present, the vote of a majority of the members of the Board present shall be the act of the Board. The members of the Board shall act only as the Board and the individual members thereof shall not have any powers as such. If a quorum shall not be present at any meeting of the Board, the Board members present thereat may adjourn the meeting to another time and place. Notice of such time and place of the adjourned meeting shall be given to all of the Board members unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the Board members who were not present thereat. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

          (d)    Action Without Meeting.    Any action required or permitted to be taken by the Board may be taken without a meeting, without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by not less than a majority of the Board (unless the action requires the consent of more than a majority of the Board, in which case, such written consent shall be signed by the required members of the Board). Prompt notice of the taking of any action pursuant to this Section 7.1(d) by less than unanimous written consent of the Board shall be given to those Board members who have not consented in writing.

          (e)    Telephonic Meetings.    One or more Board members may participate in any meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in the meeting pursuant to this Section 7.1(e) shall constitute presence in person at the meeting.

          (f)    Authority of the Board.    The execution and delivery of any contract, agreement or instrument, or the taking of any action, by the Board for the apparent purpose of carrying on the usual business or affairs of the Company, will bind the Company, and no Person dealing with the Company will have any obligation to inquire into the power or authority of the Board apparently acting on behalf of the Company. However, in any case where this Agreement expressly calls for the written consent of the Board, the Preferred Directors and/or the holders of the Preferred Membership Units, such consent will be valid only if actually executed by the Board, including the Preferred Directors and the required holders of the Preferred Membership Units.

        7.2.    Voting.    Notwithstanding the preceding provision of this Article VII or any other provision of this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall, without first obtaining the affirmative vote or written consent of a majority of the Preferred Directors:

          (a)   amend or repeal any provision of this Agreement or other organic or organizational documents of the Company or any of its Subsidiaries, including, without limitation, a change in the number of members of the Board;

          (b)   authorize or effect the payment of dividends or other distributions upon or the redemption, repurchase, retirement or other acquisition for value of any Membership Units or rights to acquire Membership Units or any shares of the capital stock of any Subsidiary (other than the payment of dividends or distributions, or other payments in redemption, made by such Subsidiary solely to the Company);

          (c)   authorize or effect any debt or equity financing, including the issuance by the Company of any debt securities or Membership Units or rights to acquire Membership Units other than (x) pursuant to options, warrants, conversion or subscription rights in existence on August 29, 2003 or (y) pursuant to stock option, stock bonus or other employee stock plans for the benefit of the employees of the Company or its Subsidiaries in existence on August 29, 2003;

          (d)   authorize or effect the issuance or sale of shares of its capital stock or rights to acquire shares of its capital stock to any Person or entity other than the Company or create, or permit any Subsidiary to create, any Subsidiary;

          (e)   authorize or effect (i) any Transfer or lease of all or substantially all the assets of the Company or any of its Subsidiaries in one transaction or a series of related transactions; (ii) any merger or consolidation or other reorganization of the Company or any of its Subsidiaries with or into another Person or entity or any other business combination, binding security exchange or similar transaction with any entity; (iii) the acquisition by the Company or any of its Subsidiaries of another Person by means of a purchase of all or substantially all of the capital stock or assets of such Person; or (iv) a liquidation, winding up, dissolution of the Company or any Subsidiary or adoption of any plan for the same;

          (f)    authorize or effect any change to the Company's accounting methods or policies, or change the independent accountants of the Company or select any outside advisors;

          (g)   (i) enter into any transaction, other than employment agreements on a basis consistent with past practice, with any officer, member of the Board or beneficial owner of five percent (5%) or more of the Common Membership Units or any Affiliate of any of the foregoing; or (ii) hire or terminate any executive officer;

          (h)   amend, modify or terminate in any respect any of the Company's employment agreements with, or hire or dismiss any, senior executives;

          (i)    Transfer or lease, or engage in a series of related Transfers of, any assets (including, without limitation, licenses, technology, patents or other intangible rights or intellectual property) of the Company or any of its Subsidiaries outside of the ordinary course of business, in excess of $50,000, or effect the disposition of the capital stock of or other equity interests in any Subsidiary of the Company or of any other investments of the Company or any of its Subsidiaries in other entities;

          (j)    incur or prepay any indebtedness (other than trade payables incurred in the ordinary course of business), or enter into any guaranty arrangement or off-balance sheet financing arrangement;

          (k)   implement any change in the nature of the business of the Company or any of its Subsidiaries (including expanding into any new lines of business), or take any action that would make it impossible for the Company or any of its Subsidiaries to carry on their respective businesses in the ordinary course, or the taking of any other action that is in contravention of this Agreement;

          (l)    make any loan, advance or payment to, or Transfer of any assets or property to, or enter into any contract or amendment of any agreement with, or engage in any other transaction with, any Person or entity in which any Member, member of the Board or officer of the Company, or any of their respective immediate families or Affiliates, have an interest;

          (m)  file an application for the appointment of a receiver, file any petition initiating (or consenting to the initiation of) any bankruptcy or insolvency proceeding under federal or state bankruptcy or insolvency laws, make any assignment for the benefit of creditors or take any other similar action;

          (n)   adopt or amend the annual budget or operating plan;

          (o)   initiate or settle any lawsuit, arbitration or similar proceeding reasonably expected to involve equitable relief or consideration payable by or to the Company or any Subsidiary in excess of $50,000;

          (p)   accelerate the vesting of any Option Units under any option pool, unit option, unit bonus or other employee unit plans for the benefit of the employees of the Company or any Subsidiary, including, without limitation, the Option Plan;

          (q)   pledge, mortgage or otherwise subject to any charge, lien, security interest or other encumbrance any of the Company's or any Subsidiary's assets other than in the ordinary course of the Company's or the Subsidiary's business consistent with past practice (including with respect to quantity and frequency);

          (r)   make any capital expenditure or investment, other than as provided in the then approved annual budget or any variation from the annual budget involving a payment or payments by the Company or any of its Subsidiaries of an aggregate amount in excess of $100,000;

          (s)   enter into any material joint venture arrangements, partnership agreements or similar strategic alliances; or

          (t)    without limiting the generality of subsections (a) through (t) above, take any action that would require the consent of the Preferred Membership Units, including, without limitation, the sale, lease, transfer, encumbrance, distribution or disposition, whether directly or indirectly, of any of the 24,205,588 shares of common stock of Micro Therapeutics, Inc., a Delaware corporation, owned by the Company (the "MTI Common Stock") (as such shares may be adjusted in the event of any stock split, stock dividend, distribution or combination, subdivision, reclassification or other actions having the similar effect with respect to the MTI Common Stock).

        7.3.    Officers.    The Board may, by written delegation, appoint officers of the Company from time to time (the "Officers"). The Officers will serve at the pleasure of the Board. The salaries of all Officers and agents of the Company shall be fixed by the Board. The initial Officers of the Company shall be:

  Paul Buckman: President and Chief Executive Officer
  Jim Corbett: Executive Vice President
  Cecily Hines: Vice President, Chief Legal Officer and Secretary
  Cheryl Newell: Vice President and Chief Financial Officer

        The Board may authorize any Officer or Officers to enter into any contract or execute any instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board, no Officer, agent or employee of the Company shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

        7.4.    Conversion to Corporate Form; Public Offering.

          (a)   The parties hereto acknowledge that the Board may approve a restructuring of the legal status and capital structure of the Company in the future in order to facilitate a public offering of securities by a corporate entity that, immediately after such restructuring, shall own, directly or indirectly, 100% of the property and business of the Company and its Subsidiaries (the "IPO Entity"), that such restructuring will result in the direct or indirect conversion of the Membership Units of the Company into capital stock of the IPO Entity and that the decision to convert to corporate form and the form of such restructuring shall be at the sole discretion of the Board, with the Members having no vote or veto power with respect to any such conversion.

          (b)   Subject to the foregoing, the Board may, without the consent of the Members, in order to facilitate a public offering of securities of the IPO Entity, cause the Company to incorporate its business or any portion thereof, or require the holders of Membership Units to transfer such Membership Units or shares to a newly-formed corporation as successor to the Company in exchange for common stock of said corporation, including, without limitation, in a transaction resulting in a dissolution of the Company pursuant to Article X of this Agreement, and, in connection therewith, each Member hereby expressly agrees to any such dissolution of the Company and the transfer of its Membership Units in accordance with the terms of the exchange as provided by the Board.

          (c)   The Members hereby acknowledge and agree that it is the intention of the Members that each member shall receive common stock in the IPO Entity of equivalent economic value to the Membership Units exchanged therefor immediately prior to any restructuring under this Section 7.4, and that such exchange shall be contingent upon consummation of a public offering of securities by the IPO Entity.

          (d)   Upon a conversion, distribution or restructuring pursuant to this Section 7.4, the Members shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B.

        7.5.    Members To Have No Managerial Authority; Certain Consents.

          (a)    Non-Managing Members.    Except as expressly set forth in this Agreement, as set forth in the terms of applicable employment agreements between the Company and any Member or as otherwise delegated to a Member by the Board, or as required by the Certificate or applicable law (including the Act), the Non-Managing Members will have no power to participate in the management of the Company. Unless expressly and duly authorized in writing to do so by the Board, no Non-Managing Member will have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

          (b)    Voting Rights.    In any case in which the holders of Membership Units shall be entitled to vote pursuant to applicable law or pursuant to the terms of the Preferred Membership Units, each holder of a (i) Common Membership Unit shall be entitled to one vote for each Membership Unit held and (ii) a Preferred Membership Unit shall be entitled to a number of votes equal to the number of Common Membership Units into which each such Preferred Membership Unit is convertible, as set forth on, and pursuant to, Schedule C hereto. Required votes or consents of the Members may be given in Person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for such purposes.

        7.6.    Meetings; Approvals.    Meetings of the Board shall be held in accordance with Section 7.1 and meetings of the Members shall be held at such times and on such dates as the Board shall determine. Notice of each such meeting shall he provided by the Board to the Members at least two days prior to the date of such meeting. Any action required or permitted to be taken at any meeting of Members of the Company may be taken without a meeting, without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by the Members holding not less than the minimum number of Membership Units that would be necessary to authorize or take such action at a meeting of the Members. Prompt notice of the taking of any action taken pursuant to this Section 7.6 by less than the unanimous written consent of the Members shall be given to those Members who have not consented in writing. For purposes of obtaining any consent of the Members or any class of Members (or a specified percentage in interest thereof) as to any matter proposed by the Board, the Board may, in the notice seeking such consent, require a response within a specified period (which shall not be less than ten days). In addition to meetings called by the Board as set forth above in this Section 7.6, the Board may, with or without formal notice, hold informal informational meetings of the Board and one or more Members in any manner consistent with the Act at such times and on such dates as the Board may in its sole discretion determine.

        7.7.    Liability and Indemnification of the Board.

          (a)    Indemnification.    The Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a member of the Board, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a member of the Board, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b)    Additional Indemnification.    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a member of the Board, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a member of the Board, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c)    Advance of Expenses.    Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a member of the Board) or may (in the case of any action, suit or proceeding against an Officer, trustee, employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified under this Article.

          (d)    Rights Not-Exclusive.    The indemnification and other rights set forth in this Section 7.7 shall not be exclusive of any provisions with respect thereto in any other contract or agreement between the Company and any Officer, member of the Board, employee or agent of the Company.

          (e)    Reliance on Agents.    The Board may execute any power granted by, or perform any duty imposed by, this Agreement either directly or through agents, including any of its Affiliates. The Board may consult with counsel, accountants, appraisers, management consultants, investment bankers and other consultants. An opinion by any such Person on a matter that the Board believes to be within such Person's professional or expert competence will be full and complete protection for any action taken or omitted by the Board in good faith based on the opinion. The Board will not be responsible for the misconduct, negligence, acts, or omissions of any such Person or of any agent or employee of the Company, the Board, or any of their Affiliates.

        7.8.    Special Tax Covenants.

          (a)    UBTI.    The Company shall conduct the affairs of the Company in a manner that does not cause any of the Warburg Investors or any direct or indirect partner or member thereof, that is exempt from income taxation pursuant to Section 501 of the Code, to have any "unrelated business taxable income" ("UBTI"), including, without limitation, any "unrelated debt-financed income" (as those terms are defined in Sections 512 and 514 of the Code), or gross income attributable to a "trade or business" (within the meaning of Sections 512 and 513 of the Code) and the Company shall not take any action that will cause any such Person to have any UBTI or gross income attributable to a "trade or business." If at any time the Company becomes aware that it is reasonably likely that any such Person has incurred or will incur UBTI or gross income attributable to a "trade or business" as a result of such Person's direct or indirect interest in the Company, the Company shall promptly notify such Person of such fact in writing. If as a result of the incurrence of UBTI or gross income attributable to a "trade or business" relating to an investment or activity of the Company, the Company becomes obligated to provide notice to a Person pursuant to the preceding sentence, the Company shall promptly thereafter take whatever action may be reasonably necessary to preclude any further realization of UBTI or gross income attributable to a "trade or business" from such investment or activity. Without limiting the generality of the foregoing, the Company shall not invest in any entity that is (or would be after such investment) classified as a partnership or other pass through vehicle for federal income tax purposes, or incur indebtedness in connection with the acquisition of any Investment.

          (b)    ECI.    The Company shall conduct the affairs of the Company so that the Warburg Investors shall be not be deemed engaged in a "trade or business" for federal income tax purposes, including for purposes of Section 871, 872(a), 875, 882 or 884(d) of the Code, by virtue of the activities or investments of the Company. If at any time the Company becomes aware that it is reasonably likely that any of the Warburg Investors shall be deemed engaged in a trade or business by virtue of the activities or investments of the Company, the Company shall promptly notify the Warburg Investors in writing, and shall promptly thereafter take whatever action consistent with the intended scope of its business may be reasonably necessary to ensure that no Warburg Investor shall be deemed engaged in a "trade or business" for purposes of Section 871, 872(a), 875, 882 or 884(d) of the Code by virtue of the activities or investments of the Company.

ARTICLE VIII.

BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

        8.1.    Keeping of Books.    The Company and its Subsidiaries will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and its Subsidiaries in accordance with GAAP.

        8.2.    Books and Records.    Books and records of the Company and its Subsidiaries will be maintained at the principal office of the Company. The Company and its Subsidiaries will maintain the following books and records:

          (a)   A current list of the full name and last known business or residence address of each Member, together with the Capital Contribution, Preferred Membership Units and Common Membership Units, as the case may be, of each Member;

          (b)   A current list of the full name and last known business or residence of each holder of Equity Securities of the Subsidiaries;

          (c)   A copy of the Certificate and all amendments thereto, together with executed copies of any power of attorney pursuant to which the Certificate or any amendments have been executed;

          (d)   Copies of the Company's federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years;

          (e)   Copies of this Agreement and all amendments hereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed;

          (f)    Financial statements of the Company and its Subsidiaries for the six most recent fiscal years, if applicable; and

          (g)   The Company's books and records for at least the current and most recent six fiscal years, if applicable.

        8.3.    Inspection of Records.    Each Member has the right, on reasonable request, but subject to such Member's agreement to maintain the confidentiality thereof, to:

          (a)   Inspect and copy (at such Member's expense) during normal business hours any of the Company records required to be maintained by Section 8.1; and

          (b)   Obtain from the Company, promptly after they are available, a copy of the Company's federal, state, and local income tax or information returns for each year.

        Each Member acknowledges that the provisions of this Article VIII, including, without limitation, this Section 8.3, are reasonable standards for the rights to inspect and copy records of the Company.

        8.4.    Tax Returns and Elections.    The Company's tax or Fiscal Year will end on December 31st of each year unless otherwise determined by the Board. The Company's accountants will be instructed to prepare and file all required income tax returns for the Company. The Board will make any tax election necessary for completion of the Company's tax returns. If a distribution of property is made in the manner provided in § 734 of the Code, or if a Transfer of any Membership Unit permitted by this Agreement is made in the manner provided in § 743 of the Code, the Company may or may not file (as determined in the Board's sole discretion) an election under § 754 of the Code in accordance with the procedures set forth in the applicable Regulations promulgated thereunder.

        8.5.    Tax Matters Partner.    Warburg, Pincus Equity Partners will be the "tax matters partner" as defined in § 6231 of the Code, and will have all the authority granted by the Code to the tax matters partner, including the authority, without the consent of any other Member, to do all of the following:

(i) enter into a settlement agreement with the Internal Revenue Service (and any state taxing authority) that purports to bind the other Members; (ii) file a petition as contemplated in § 6226(a) or § 6228 of the Code; (iii) intervene in any action as contemplated in § 6226(b)(5) of the Code; (iv) file any request contemplated in § 6227(b) of the Code; or (v) enter into an agreement extending the period of limitations as contemplated in § 6229(b)(1)(B) of the Code. Each Member hereby irrevocably waives any right to file a petition for a readjustment of Company items pursuant to § 6226 of the Code and agrees that the tax matters partner will have the exclusive authority to negotiate and enter into settlement agreements on such Member's behalf with the Internal Revenue Service (and any state taxing authorities) in connection with any tax audit proceeding and waives any right to negotiate or enter into such settlement agreements. Each Member hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the tax matters partner taken in good faith pursuant hereto. Warburg, Pincus Equity Partners may from time to time appoint any other Member to be the tax matters partner on behalf of the Company.

        8.6.    Withholding and Tax Advances.

          (a)    Authority To Withhold.    To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., (i) backup withholding, (ii) withholding with respect to Members that are neither citizens nor residents of the United States, or (iii) withholding with respect to Members that are not residents of any state that the Company is required to withhold from) (collectively, "Tax Advances"), the Company may withhold such amounts and make such tax payments as may be required.

          (b)    Repayment of Tax Advances.    All Tax Advances made on behalf of a Member will, at the option of the Company, either be (i) promptly paid to the Company by the Member on whose behalf such Tax Advances were made, or (ii) repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member (or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member). Whenever the Company selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member will be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Advance.

          (c)    Indemnification.    Each Member hereby agrees to indemnify and hold harmless the Company from and against any liability with respect to Tax Advances made on behalf of or with respect to such Member.

          (d)    Certification.    Each Member will promptly give the Company any certification or affidavit that the Company may request in connection with this Section 8.6.

        8.7.    Bank and Brokerage Accounts.    The Board will maintain the funds of the Company in one or more separate accounts in the name of the Company with such financial institutions as the Board may determine and the Board will not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

        8.8.    Accountants.    The accountants for the Company shall be such firm of certified public accountants of nationally recognized standing as shall be selected by the Board.

ARTICLE IX.

TRANSFERS OF MEMBERSHIP UNITS; ALLOCATIONS

        9.1.    Restrictions on Transfers of Membership Units.

          (a)    Restrictions on Transfer.    Subject to Section 9.1(b) below, a Member may not Transfer all or any portion of any of such Member's Membership Units or any interest therein (including the right to receive distributions) unless such Member has executed a Joinder Agreement and such Transfer is made in strict compliance with the terms of the Holders Agreement. The Company shall not register any Transfer of a Member's Membership Units or any interest therein, and any such Transfer or registration of Transfer shall be null and void unless there has been strict compliance with the terms of this Agreement and the Holders Agreement. An assignee who has not been admitted as a Member shall have no right to any information or, to the fullest extent permitted by law, accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company and shall not have any of the rights of a Member under the Act or this Agreement.

          (b)    Permitted Transfers.    The restrictions contained in this Section 9.1 shall not apply with respect to any Transfer of Membership Units or any part thereof by any Member to a Permitted Transferee.

          (c)    Holders Agreement Transfer Restrictions Apply.    The restrictions contained in this Section 9.1 shall be in addition to any restrictions set forth in the Holders Agreement, as amended from time to time.

        9.2.    Allocations between Transferor and Transferee.    In the case of any Transfer, the Transferee will succeed to the Capital Account of the Transferor with respect to the Transferred Membership Units. The Net Profit and Net Loss allocable in respect of the Transferred Membership Units will be prorated between the Transferor and the Transferee on the basis of the number of days in the Fiscal Year that each was the holder of those Membership Units without regard to the performance of the Company's assets during the period before and after the effective date of the Transfer, unless the Transferor and the Transferee agree to an allocation based on the performance of the Company's assets as of the effective date of the Transfer (or any other method permissible under the Code) and agree to reimburse the Company for the cost of making and reporting any such allocation.

ARTICLE X.

DISSOLUTION

        10.1.    Dissolution.    The Company will be dissolved and its affairs will be wound up upon the earliest to occur of the following:

          (a)   On the date on which the Institutional Investors holding at least a majority of the Membership Units owned by such Members shall have agreed in writing to terminate this Agreement; or

          (b)   The effective date of a decree of judicial dissolution under the Act.

        The Company shall not be dissolved upon the death, withdrawal, dissolution, bankruptcy or the occurrence of any event with respect to a Member described in Section 18-304 of the Act.

        10.2.    Distributions Upon Liquidation.    Upon the occurrence of any event specified in Section 10.1, the Members will take full account of the Company's liabilities and assets, and the Company's assets will be liquidated as promptly as is consistent with obtaining the fair value thereof. The proceeds from the liquidation of the Company's assets will be applied and distributed in the following order:

          (a)   First, to the payment and discharge of all of the Company's debts and liabilities (including debts and liabilities to the Members, to the extent permitted by law), and the establishment of any necessary reserves;

          (b)   Second, to the Preferred Members in accordance with Schedule C and such other schedules to this Agreement setting forth the terms of the Preferred Membership Units; and

          (c)   Third, to the Common Members in proportion to their relative Common Membership Units.

        10.3.    Return of Contribution; Nonrecourse to Other Members.    Except as provided by law, upon dissolution, each Member will look solely to the assets of the Company for the return of the Member's Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the contribution of any Members, such Member will have no recourse against any other Member.

ARTICLE XI.

COVENANTS

        11.1.    Conduct of Business and Maintenance of Existence.    The Company and each of its Subsidiaries will continue to engage in business of the same general type as now conducted by it and as presently contemplated to be conducted by it, and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business. The Company and its Subsidiaries shall require all of their respective employees or consultants to enter into appropriate confidentiality agreements to protect confidential information relating to the Company, its Subsidiaries and its business, including trade secrets.

        11.2.    Compliance with Laws.    The Company and each of its Subsidiaries will comply, in all material respects, with all applicable laws, rules, regulations and orders.

        11.3.    Insurance.    The Company and its Subsidiaries will maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of similar size and credit standing engaged in similar businesses and owning similar properties, provided that such insurance is and remains available to the Company at commercially reasonable rates.

ARTICLE XII.

REPRESENTATIONS AND WARRANTIES

        12.1.    Representations and Warranties of the Members.    Each Member severally represents and warrants to the Company and the other Members that such Member:

          (a)   if the Member is a corporation, partnership, limited liability company, trust, employee benefit plan, individual retirement account, Keogh plan or other entity, such Person is authorized and qualified to become a Member in the Company; and the Member and the undersigned signatory hereto further represent and warrant that such signatory has been duly authorized by the Member to execute this Agreement;

          (b)   is able to bear the economic risks of the investment (including possible complete loss of such investment) for an indefinite period of time;

          (c)   at the time he or she became a Member had a pre-existing personal or business relationship with the Company or one or more of its Members, or by reason of his, her or its business or financial experience, or by reason of the business or financial experience of his, her or its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate of the Company, is capable of evaluating the risks and merits of an investment in the Company and of protecting his, her or its own interests in connection with this investment;

          (d)   has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation as to the Company's sale to such Member of his, her or its Membership Units;

          (e)   has acquired his, her or its Membership Units in the Company for his, her or its own account, for investment, and not with a view to or for the resale, distribution, subdivision or fractionalization thereof; and no other Person will have any direct or indirect beneficial interest in or right to such Membership Units;

          (f)    has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any Person to sell, Transfer, or pledge all or any portion of his, her or its Membership Units in the Company; and has no current plans to enter into any such contract, undertaking, understanding, agreement, or arrangement; and

          (g)   has been afforded full and complete access to the books, financial statements, records, contracts, documents and other information concerning the Company and its proposed activities, and has been afforded an opportunity to ask such questions of the Company's agents, accountants and other representatives concerning the Company's proposed business, operations, financial condition, assets, liabilities and other relevant matters as he has deemed necessary or desirable, and has been given all such information as has been requested, in order to evaluate the merits and risks of the investment contemplated herein.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

        13.1.    Appointment of an Attorney-in-Fact.

          (a)   Each Member, by the execution of this Agreement, irrevocably constitutes and consents to the appointment of a Person to be designated by the Board as its true and lawful attorney-in-fact ("Attorney-in-Fact") with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as a Member may be obligated to execute and deliver or as may be necessary or appropriate to: (i) form, qualify, or continue the Company as a limited liability company in the jurisdiction in which the Company may conduct business or in which such formation, qualification or continuation is, in the discretion of the Board, necessary to protect the limited liability of the Member; or (ii) all conveyances and other instruments which the Board deems appropriate to reflect the dissolution and termination of the Company; and (iii) as to each Member, any and all documents necessary to convey such Member's Membership Units in the Company to any Transferee thereof to the extent the Member has consented to such Transfer and to give effect to any withdrawal of such Member from the Company as a result of such Transfer and admit any substitute Member to the Company.

          (b)   The appointment by all Members of the Attorney-in-Fact will be deemed to create a power coupled with an interest, in recognition of the fact that the Members under this Agreement will be relying upon the power of the Attorney-in-Fact to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, and will survive any event of bankruptcy, death, adjudication of incompetence or dissolution of any Person giving such power, and the Transfer of all or any part of the Membership Units of such Person; provided, however, that in the event of a Transfer, the foregoing power of attorney will survive such Transfer only until such time as the Transferee will have been admitted to the Company as a substituted Member and all required documents and instruments will have been duly executed, filed and recorded to effect such substitution.

        13.2.    Corporate Opportunities.

          (a)   Certain Definitions. For the purposes of this Section 13.2, the defined terms below shall have the following meanings:

            (i)    "Corporate Opportunity" shall mean an investment or business opportunity or prospective economic or competitive advantage that (A) the Company is financially able to undertake, (B) is one in which the Company has or, but for the effect of this Section 13.2, the Company would have, an interest or reasonable expectancy in and (C) if offered to a member of the Board, Officer or employee of the Company who is also a Principal Member (as defined below) or a director, officer or employee of a Principal Member, such transaction, potential transaction or other business opportunity is offered to him or her solely in his or her capacity as a member of the Board, Officer or employee of the Company.

            (ii)   "Renounced Opportunity" shall mean a Corporate Opportunity that relates to any line of business in which the Company or any Subsidiary or Affiliate of the Company is presently engaged or may in the future be engaged, including transactions in which the Principal Members might otherwise be involved that compete or potentially compete with the business of the Company.

            (iii)  "Principal Member" shall mean each of (A) the Institutional Investors and (B) Dale Spencer, so long as (1) such individual is not a full-time employee of the Company and (2) the Institutional Investors shall have consented, with respect to the pursuit of such Corporate Opportunity.

          (b)   Other Business Activities. Except as may otherwise be agreed to in writing by a Principal Member, each Principal Member, and (as to each Institutional Investor) its respective officers, directors, agents, stockholders, members, partners, Affiliates and Subsidiaries (other than the Company and its Subsidiaries) (each an "Associate"), may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those business activities that might be considered to be (i) the same as or similar to the Company's business or the business of any Subsidiary or Affiliate of the Company, (ii) in direct or indirect competition with the Company or any Subsidiary or Affiliate of the Company or (iii) the pursuit of a Renounced Opportunity.

          (c)   Renounced Opportunity. If any Principal Member or any of its Affiliates acquires knowledge of a potential transaction or matter which may be a Renounced Opportunity, neither the Company nor any Member of the Company shall have any interest in, or expectation that, such Renounced Opportunity be offered to it, and any such interest or expectation otherwise due the Company with respect to such Renounced Opportunity is hereby renounced by the Company. Accordingly, such Principal Member or Associate (i) shall have no duty to communicate or present such Renounced Opportunity to the Company, (ii) shall have the right to hold any such Renounced Opportunity for its own account, or the account of an Associate, or to recommend, sell, assign or otherwise transfer such Renounced Opportunity to persons other than the Company or any Subsidiary of the Company and (iii) shall not be liable to the Company or any of its Members for breach of any fiduciary duty as a Member of the Company or otherwise by reason of the fact that such person pursues or acquires such Renounced Opportunity for itself, directs, sells, assigns or otherwise transfers such Renounced Opportunity to another person, or does not communicate information regarding such Renounced Opportunity to the Company.

          (d)   Notice and Consent. Any person purchasing or otherwise acquiring any membership interest in the Company shall be deemed to have notice of and consented to the provisions of this Section 13.2.

        13.3.    Counterparts.    This Agreement may be executed in several counterparts (including by facsimile), and as executed will constitute one agreement, binding on all of the parties hereto.

        13.4.    Successors and Assigns.    Except as otherwise provided herein, the terms and provisions of this Agreement will be binding upon and will inure to the benefit of the successors and permitted assigns of the parties hereto.

        13.5.    Notices.    Any notice hereunder shall be in writing and shall be deemed effectively given and received upon (i) personal delivery, when sent by facsimile, electronic mail or similar electronic means, (ii) three (3) Business Days after mailing by registered or certified mail, return receipt requested, or (iii) twenty-four (24) hours after sending by overnight courier, in each such case when delivered as set forth above to the address, telecopy number or electronic mail address maintained by the Company for such Person; provided, that any notice sent by facsimile, electronic mail or similar electronic means shall be promptly followed by a copy of such notice sent by mail or overnight courier in the manner described herein (a "Follow-Up Notice"); but provided, further, that any failure to send such Follow-Up Notice shall not render ineffective any notice given hereunder if the Person to which such notice is provided actually receives such notice or acknowledges receipt of such notice, whether orally, in writing, by return receipt, by taking action based on such notice, or otherwise.

        13.6.    No Third Party Beneficiaries.    Except as expressly provided herein, this Agreement is entered into for the sole and exclusive benefit of the parties hereto and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any Person not a party hereto.

        13.7.    Amendments.    This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Institutional Investors.

        13.8.    Severability.    If any covenant, condition, term or provision of this Agreement or if the application of such provision to any Person or circumstance is judicially determined to be invalid or unenforceable, then the remainder of this Agreement, or the application of such covenants, condition, term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby, and each covenant, term, condition and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

        13.9.    Complete Agreement.    This Agreement, the Certificate, the Holders Agreement and any other document signed by the parties at or after the signing of this Agreement constitute the complete agreement between the parties concerning the subject matter in such documents and supersede all prior understandings among such parties.

        13.10.    Governing Law.    This Agreement will be governed by and interpreted under the laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware.

        13.11.    Attorneys' Fees.    In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute will be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including, without limitation, reasonable attorneys' fees and expenses.

        13.12.    Cross-References.    All cross-references in this Agreement, unless specifically directed to another agreement or document or statute, refer to provisions within this Agreement.

        13.13.    Cumulative Remedies.    The remedies of the Members under this Agreement are cumulative and will not exclude any other remedies to which any Member may be lawfully entitled.

        13.14.    No Waiver.    A Member's failure to insist on the strict performance of any covenant or duty required by this Agreement, or to pursue any remedy under this Agreement, will not constitute a waiver of the breach or the remedy.

        13.15.    Group Ownership of Membership Units.    A Member's Membership Units may be held jointly by husband and wife as community property, or by husband and wife or by unrelated Persons as joint tenants or tenants in common, as shown on the signature page for this Agreement or in the Company's books and records. In any multiple ownership case, the Member's Membership Units will be considered to be held by the Persons collectively as one Member, and the Company will be entitled to consider any notice, vote, check, or similar document signed by any one of the Persons in the ownership group to bind all Persons in the group.

        13.16.    Costs and Expenses of Members.    The Company agrees to pay the fees and disbursements of the Institutional Investors, Willkie Farr & Gallagher, Ernst & Young LLP and other representatives and agents of the Institutional Investors incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the other instruments and agreements entered into pursuant to this Agreement, and any amendments to the same, said payment to be made no later than 30 days after a bill for such fees and/or disbursements has been sent to the Company.

        13.17.    No Partnership Intended for Non-Tax Purposes.    The Members have formed the Company under the Act, and expressly do not intend hereby to form a general or limited partnership under Delaware or other applicable law. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation will be liable to any other Member who incurs Personal liability by reason of such wrongful representation. The foregoing shall not apply to the determination of the Company's status as a partnership for purposes of the Code.

        13.18.    Reproduction of Documents.    This Agreement and all documents relating thereto, including, without limitation,(i)  consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Investors pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Member, may be reproduced by each Member by a photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Member may destroy any original documents so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Member in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

        13.19.    Accounting Principles.    Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

        IN WITNESS WHEREOF, this Agreement of is executed as of the date set forth above.

EV3 LLC
By:	/s/ PAUL BUCKMAN

Name: Paul Buckman Title: President & CEO
WARBURG, PINCUS EQUITY PARTNERS, L.P.
By:	Warburg Pincus & Co., General Partner
By:	/s/ ELIZABETH H. WEATHERMAN

Name: Elizabeth H. Weatherman Title: Partner
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.
By:	Warburg Pincus & Co., General Partner
By:	/s/ ELIZABETH H. WEATHERMAN

Name: Elizabeth H. Weatherman Title: Partner
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.
By:	Warburg Pincus & Co., General Partner
By:	/s/ ELIZABETH H. WEATHERMAN

Name: Elizabeth H. Weatherman Title: Partner
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.
By:	Warburg Pincus & Co., General Partner
By:	/s/ ELIZABETH H. WEATHERMAN

Name: Elizabeth H. Weatherman Title: Partner

VERTICAL FUND I, L.P.
By:	Vertical Group, L.P., General Partner
By:	/s/ JOHN E. RUNNELLS

Name: John E. Runnells Title: General Partner
VERTICAL FUND II, L.P.
By:	Vertical Group, L.P., General Partner
By:	/s/ JOHN E. RUNNELLS

Name: John E. Runnells Title: General Partner
/s/ PAUL BUCKMAN

Paul Buckman
/s/ JIM CORBETT

Jim Corbett
/s/ CECILY HINES

Cecily Hines
/s/ PAUL KAPSNER

Paul Kapsner
/s/ STACY ENXING SENG

Stacy Enxing Seng
/s/ DALE SPENCER

Dale Spencer
DALE A. SPENCER REVOCABLE TRUST U/A DATED 10/7/97
By	/s/ DALE SPENCER

Name: Dale Spencer Title: Trustee
By:	/s/ D. WILLIAM KAUFMAN

Name: D. William Kaufman Title: Trustee

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  Exhibit 4.3
OPERATING AGREEMENT OF ev3 LLC, A DELAWARE LIMITED LIABILITY COMPANY
TABLE OF CONTENTS OPERATING AGREEMENT OF ev3 LLC
OPERATING AGREEMENT OF ev3 LLC
R E C I T A L S
ARTICLE I. DEFINITIONS
ARTICLE II. GENERAL PROVISIONS
ARTICLE III. CAPITALIZATION; OPTION UNIT PLAN
ARTICLE IV. CAPITAL CONTRIBUTIONS; MEMBERSHIP PERCENTAGES; LOANS
ARTICLE V. CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS
ARTICLE VI. MEMBERS
ARTICLE VII. MANAGEMENT AND CONTROL OF THE COMPANY
ARTICLE VIII. BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS
ARTICLE IX. TRANSFERS OF MEMBERSHIP UNITS; ALLOCATIONS
ARTICLE X. DISSOLUTION
ARTICLE XI. COVENANTS
ARTICLE XII. REPRESENTATIONS AND WARRANTIES
ARTICLE XIII. MISCELLANEOUS PROVISIONS